SCHEDULE A
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FIRST INVESTORS EQUITY FUNDS

Global Fund
Blue Chip Fund
Special Situations Fund
Total Return Fund
All-Cap Growth Fund
Focused Equity Fund
Growth and Income Fund
Mid-Cap Opportunity Fund
Value Fund
International Fund




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